Exhibit 99

News Release

For Immediate Release			Oct. 31, 2006
	Investor Contact:	Stacy Frole	419.627.2227
	Media Contact:	Lorrie Paul Crum	419.609.5925
		(mobile)	330.212.9951
CEDAR FAIR MAKES INITIAL QUARTERLY REPORT COMBINED WITH ACQUIRED PARAMOUNT PARKS
•	INTEGRATION UNDER WAY AND REALIZING BENEFITS

•	ATTENDANCE STEADY THROUGH QUARTER WITH STRONG SHOWING IN OCTOBER

•	MANAGEMENT AFFIRMS QUARTERLY CASH DISTRIBUTION
SANDUSKY, Ohio: Oct. 31, 2006 — Cedar Fair Entertainment Company (NYSE: FUN), publicly traded leader in regional amusement resorts, water parks and active entertainment, today announced earnings for the third quarter ended Sept. 24, 2006, the first including results with the Paramount Parks. Cedar Fair acquired the parks from CBS in a $1.24-billion cash transaction completed on June 30 this year.
Together the combined operations generated revenues of $542.1 million in the third quarter, with net income of $132.9 million, or $2.42 per diluted limited-partner (LP) unit. For the same period last year, combined net income was $170.8 million, or $3.11 per diluted LP unit, on $317.0 million in revenues. Cedar Fair’s third-quarter 2005 results included the one-time reversal of $66.1 million in contingent liabilities previously recorded for publicly-traded-partnership taxes.
In adjusted EBITDA (earnings before interest, taxes, depreciation and other non-cash items), which management notes as a meaningful measure of park-level operating results, the parks combined earned $285.5 million during the quarter, versus $164.3 million last year. See the attached table for reconciliation of adjusted EBITDA to net income.
Dick Kinzel, Cedar Fair chairman, president and chief executive officer, said the business combination is performing well, with combined attendance of 13 million in the quarter and average in-park per capita spending of $38.81. “We’ve seen attendance improve through the fall, and also are enjoying gains in the southern and western regions, where the acquisition contributed important geographic diversity,” Kinzel said.
Kinzel added, “We’re very pleased with the parks we purchased, and feel more than ever that they are a great fit with our business. Our near-term focus is on enhancing fundamental offerings important to guest comfort and satisfaction, and over time, we’ll invest on a larger scale to build attractions around each park’s individual appeal.”
On a combined basis, quarterly operating income was $229.2 million. Cash operating costs were $256.6 million, while interest expense on a combined basis was $35.0 million, up from $6.5 million last year, primarily reflecting borrowings to fund the Paramount acquisition and refinancing of existing debt.
Same-Park Comparison (excluding acquisition benefit)
For comparison excluding effects of the acquisition, Cedar Fair’s third-quarter results on a same-park basis yielded EBITDA of $159.0 million on $315.0 million in revenues, which represented a three-percent decline in EBITDA and less than a one-percent dip in revenues versus last year.

On a same-park basis, quarterly operating income was $130.2 million, four percent lower than the same period last year. Cash operating costs were two percent higher, at $156.1 million, reflecting increased costs to support higher attendance in the south, higher corporate and general administration expenses, and other expenditures associated with the acquisition. Management expects acquisition-related costs to be more than offset by cost reductions and margin improvements planned in integration.
On a same-park basis excluding the acquisition the company entertained 7.2 million visitors in the third quarter, approximately 51,000 fewer than the same period last year, a decline of less than one percent. Per capita and out-of-park revenues held steady against last year’s results. Third-quarter same-park attendance was down somewhat in the northern region, where high gas prices and difficult economic conditions persisted. Cedar Point finished the quarter with an attendance decline, as did Valleyfair, while the region’s other locations offering the value of single-price amusement-plus-water parks had slightly higher attendance. The southern region showed an increase in visitors in the quarter, while attendance in the western region was comparable with last year.
Nine-month Results
 For the first nine months, consolidated net revenues on a combined basis were $711.5 million including the addition of the Paramount Parks since July 1, 2006. Combined operating income for this period was $221.4 million compared with $131.1 million in 2005. On a same-park basis excluding the benefit of the acquisition, net revenues for the first nine months were one-percent lower, at $484.4 million versus $490.7 million the prior year.
Adjusted EBITDA for the period increased on a combined basis, with benefit from the acquisition, to $299.4 million this year from $181.2 million last year. On a same-park basis, adjusted EBITDA was $172.9 million, $8.3 million lower than last year, reflecting softness in the northern region and higher costs associated with the acquisition, which management again noted it expects to offset with integration savings.
“We see opportunities to continue to drive improvements through the remainder of this year,” said Kinzel. “And we’re encouraged by the strong momentum enjoyed by our increasingly popular fall events, including at our acquired parks.”
Integration Progress
 Kinzel noted that the benefit of taking ownership during peak operating season was management’s ability to assess the greatest potential for savings and growth at each location. “This is a hands-on integration; a two-way street that combines the best of both companies,” Kinzel said. “Within one quarter, we put together our bests in management and near-term operating procedures, and we’re already realizing meaningful cost reductions.”
Among the integration actions undertaken to date:
•	Joint management teams established, staffing adjustments made and integrated operating teams in place at each park;

•	Standardized capital planning and reporting models implemented;

•	Joint marketing initiatives among parks launched with introduction of the 2007 Cedar Fair Maxx Pass;

•	Purchase agreements for products and services consolidated; and

•	Certain information systems utilized by Paramount adopted for expansion to Cedar Fair operations.
Attendance through October and Full-Year Outlook
 Commenting on the outlook for the remainder of the year, Kinzel noted the fall promotions had offset a significant portion of shortfalls in the original parks’ attendance as of quarter-end. “We’ve seen robust attendance at most of our parks this October,” Kinzel said. “The growing popularity of our fall events has been a trend for the last few years, which is very encouraging.”

For the year through the end of October 2006, combined attendance including the Paramount Parks since their acquisition totaled 18.7 million guests, while average in-park per capita spending was $38.70, and out-of-park revenues totaled $93.8 million. Excluding the acquired parks, attendance and average in-park per capita spending through October 2006 both remained essentially unchanged on a comparable basis versus 2005, at 12 million visits, and per capita of $37.97. Results for the month of October are recognized in the company’s fourth-quarter report.
Outlook and Financial Strength
 Kinzel reaffirmed the outlook for the full year, estimating revenues between $815-$835 million and adjusted EBITDA between $285-$305 million, and also emphasized the company finished the quarter in sound financial condition, with sufficient liquidity and strong cash flow from operations. “We remain in solid shape to invest capital in our parks as planned, while maintaining our regular quarterly cash distributions to our unit holders.”
Kinzel concluded by noting that virtually all of Cedar Fair’s revenues from its seasonal amusement parks, water parks, and other seasonal resort facilities are realized during an operating period ranging from 130 to 140 days, beginning in early May and running through October, with the major portion concentrated in the peak vacation months of July and August. Castaway Bay, Star Trek: The Experience and Knott’s Berry Farm are the Partnership’s only year-round properties, although Knott’s Berry Farm also operates at peak attendance levels during the third and fourth quarters of the year.
Management will host a conference call with analysts at 11:00 a.m. Eastern Time on Wednesday, Nov. 1, 2006, which will be web cast live in “listen only” mode via the Cedar Fair web site (www.cedarfair.com). It will be available for replay starting at approximately 1:00 p.m. ET, the same day, until midnight ET, Wednesday, Nov.15, 2006. In order to access the replay of the earnings call, please dial 1-877-519-4471 followed by the access code #8007419
Cedar Fair is a publicly traded partnership headquartered in Sandusky, Ohio, and one of the largest regional amusement-resort operators in the world. The partnership owns and operates 12 amusement parks, five outdoor water parks, one indoor water park and six hotels. Amusement parks in the company’s northern region include three in Ohio: Cedar Point, consistently voted “Best Amusement Park in the World” in Amusement Today polls; Kings Island; and Geauga Lake & Wildwater Kingdom; as well as Canada’s Wonderland, near Toronto; Dorney Park, PA; Valleyfair, MN; and Michigan’s Adventure, MI. In the southern region are Kings Dominion, VA; Carowinds, NC; and Worlds of Fun, MO. Western parks in California include: Knott’s Berry Farm; Great America; and Bonfante Gardens, which is managed under contract. Also in that region is Star Trek: The Experience, a Las Vegas-based interactive adventure.
Some of the statements contained in this news release constitute forward- looking statements. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Partnership believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including general economic conditions, competition for consumer leisure time and spending, adverse weather conditions, unanticipated construction delays and other factors could affect attendance at our parks and cause actual results to differ materially from the Partnership’s expectations. In addition, risks and uncertainties concerning the acquisition of the Paramount Parks include, but are not limited to the ability of the Partnership to combine the operations and take advantage of growth, savings and synergy opportunities.

Cedar Fair Makes Initital Quarterly Report Combined With Acquired Paramount Parks
October 31, 2006

Cedar Fair, L.P.
SUMMARY STATEMENTS OF OPERATIONS
THIRD QUARTER
(unaudited)

	Three Months Ended		Nine Months Ended		Twelve Months Ended
(In thousands except per unit)	9/24/06	9/25/05	9/24/06	9/25/05	9/24/06	9/25/05

Net revenues:
Admissions	$309,616	$166,912	$389,569	$249,057	$432,920	$285,745
Food, merchandise and games	193,200	117,094	264,570	188,772	294,892	214,677
Accommodations and other	39,333	33,019	57,384	52,849	61,740	58,415

Total net revenues	542,149	317,025	711,523	490,678	789,552	558,837
Cash operating costs and expenses	256,614	152,690	412,084	309,468	477,123	375,984

Adjusted EBITDA (a)	285,535	164,335	299,439	181,210	312,429	182,853
Depreciation and amortization	56,312	28,102	78,004	49,042	84,727	55,760
Non-cash unit option expense	22	60	56	1,079	90	2,169

Operating income	229,201	136,173	221,379	131,089	227,612	124,924
Interest expense	34,966	6,464	50,207	19,813	56,599	25,817
Loss on early extinguishment of debt	4,697	—	4,697	—	4,697	—
Other (income)	(54)	—	(54)	(459)	(54)	(1,290)

Income before taxes	189,592	129,709	166,529	111,735	166,370	100,397
Provision (credit) for taxes	56,689	(41,122)	49,070	(46,802)	46,596	(50,398)

Net income	$132,903	$170,831	$117,459	$158,537	$119,774	$150,795

Weighted average units
outstanding — diluted	54,964	54,994	54,915	54,943	54,930	54,915
Per limited partner unit:
Net income — diluted	$2.42	$3.11	$2.14	$2.89	$2.18	$2.75

Balance Sheet Data:
Total assets	$2,639,860	$1,028,826
Total long-term debt	1,745,000	437,500
Total partners’ equity	470,076	456,402

(a)	Adjusted EBITDA represents earnings before interest, taxes, depreciation, and other non-cash items. The Partnership believes adjusted EBITDA is a meaningful measure of park-level operating profitability. Adjusted EBITDA is not a measurement of operating performance computed in accordance with generally accepted accounting principles and is not intended to be a substitute for operating income, net income or cash flow from operating activities as defined under generally accepted accounting principles. In addition, adjusted EBITDA may not be comparable to similarly titled measures of other companies.
This press release and prior releases are available on the Cedar Fair, L.P. website at www.cedarfair.com.

Cedar Fair Makes Initital Quarterly Report Combined With Acquired Paramount Parks
October 31, 2006

Cedar Fair, L.P.
RECONCILIATION TO ADJUSTED EBITDA
THIRD QUARTER
(unaudited)

	Three Months Ended		Nine Months Ended		Twelve Months Ended
(In thousands)	9/24/06	9/25/05	9/24/06	9/25/05	9/24/06	9/25/05

Net income	$132,903	$170,831	$117,459	$158,537	$119,774	$150,795
Interest expense	34,966	6,464	50,207	19,813	56,599	25,817
Provision (credit) for taxes	56,689	(41,122)	49,070	(46,802)	46,596	(50,398)
Depreciation and amortization	56,312	28,102	78,004	49,042	84,727	55,760
Other (income)	(54)	—	(54)	(459)	(54)	(1,290)
Loss on early extinguishment of debt	4,697	—	4,697	—	4,697	—
Non-cash unit option expense	22	60	56	1,079	90	2,169

Adjusted EBITDA (a)	$285,535	$164,335	$299,439	$181,210	$312,429	$182,853

(a)	Adjusted EBITDA represents earnings before interest, taxes, depreciation, and other non-cash items. The Partnership believes adjusted EBITDA is a meaningful measure of park-level operating profitability. Adjusted EBITDA is not a measurement of operating performance computed in accordance with generally accepted accounting principles and is not intended to be a substitute for operating income, net income or cash flow from operating activities, as defined under generally accepted accounting principles. In addition, adjusted EBITDA may not be comparable to similarly titled measures of other companies.
This press release and prior releases are available on the Cedar Fair, L.P. website at www.cedarfair.com.